Exhibit 99.1

March 18, 2014

Dear ACCO Brands Shareholder:

Last year was challenging for the office products and PC industries and the end-user markets they serve. Technology transitions, major customer consolidation, weak economic conditions in our major markets, a consumer shift to lower-priced products and the US federal government shutdown all had a profound effect on demand for our products and services. We did not meet our initial expectations for strong earnings improvement in the year despite achieving our goal of $20 million in cost synergies.

In 2013, net sales increased 0.4% to $1.77 billion, operating income increased 4.7% to $145.8 million and stockholders’ equity increased 10% to $702 million mostly due to the full-year impact of our 2012 acquisition of the Mead Consumer & Office Products business. Net income was $77.1 million, or $0.67 per share, including pre-tax charges of $43.5 million primarily for restructuring, debt refinancing and IT integration costs associated with the merger.

We generated significant cash flow which was largely used to reduce our long-term debt. We reduced our year-end leverage ratio to the lowest in our recent history as a public company.

Our strategy remains straightforward.

In our mature markets, which include North America, Europe and Australia, we participate in a number of low-growth and declining categories. We are focused on gaining market share, fueled by new products and new channels and improving profit through cost reductions and productivity initiatives.

In emerging markets, where we saw a 7% sales growth in local currency in 2013, we will continue to invest in growth, leveraging the combined strength of legacy ACCO Brands and legacy Mead in Brazil,
Mexico, the rest of Latin America and Asia. We’ll also look for acquisitions that can enhance our growth and presence in these markets.

In Computer Products, we will focus on select personal computer-based product categories such as security accessories, trackballs and presenters where we have established profitable market positions and can innovate to capture incremental market share. In tablet and smartphone accessories, we will refocus resources on higher-value, higher-price-point products. We will also reduce costs and better leverage ACCO Brands shared services to improve the returns of our Computer Products business.

Over the long term, these strategies should enable us to grow our revenue in the low-single digits and generate low-teen operating cash flow percentage returns. In 2014, our goal is to balance profitability improvements and cost reduction initiatives with share gains and sales synergies. Our priority remains to use cash to reduce debt, absent a value-creating acquisition. In the relatively near future this should put us in a position to evaluate other shareholder-value-creating opportunities, including share repurchases or issuance of dividends, as well as continued de-levering and acquisitions.

We appreciate your support and welcome your feedback as we continue to improve our business results on your behalf.

Sincerely,

Boris Elisman
President and Chief Executive Officer

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